Exhibit 99.1
Enterprise Reports First Quarter 2023 Earnings

Houston, Texas (Tuesday, May 2, 2023) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended March 31, 2023.

Enterprise reported net income attributable to common unitholders of $1.4 billion, or $0.63 per unit on a fully diluted basis, for the first quarter of 2023, compared to $1.3 billion, or $0.59 per unit on a fully diluted basis, for the first quarter of 2022.

Distributable Cash Flow (“DCF”) increased 5.5 percent to $1.9 billion for the first quarter of 2023 compared to $1.8 billion for the first quarter of 2022.  Distributions declared with respect to the first quarter of 2023 increased 5.4 percent to $0.49 per common unit, or $1.96 per common unit annualized, compared to distributions declared for the first quarter of 2022.  DCF provided 1.8 times coverage of the distribution declared with regard to the first quarter of 2023.  Enterprise retained $863 million of DCF for the first quarter of 2023.

Adjusted cash flow from operations (“Adjusted CFFO”), was $2.0 billion for the first quarters of 2023 and 2022, and $8.2 billion for the twelve months ended March 31, 2023.  Enterprise’s payout ratio, comprised of distributions to common unitholders and partnership unit buybacks, for the twelve months ended March 31, 2023, was 55 percent of Adjusted CFFO.  Adjusted Free Cash Flow (“Adjusted FCF”) was $5.9 billion for the twelve months ended March 31, 2023.  The partnership paid out 75 percent of Adjusted FCF to its common unitholders for the twelve months ended March 31, 2023.

First Quarter 2023 Highlights
	Three Months Ended March 31,
	2023	2022
($ in millions, except per unit amounts)
Operating income	$1,734	$1,666
Net income (1)	$1,422	$1,331
Fully diluted earnings per common unit (1)	$0.63	$0.59
Total gross operating margin (2)	$2,335	$2,258
Adjusted EBITDA (2)	$2,321	$2,257
Adjusted CFFO (2)	$2,022	$1,954
Adjusted FCF (2)	$1,347	$(1,618)
DCF (2)	$1,938	$1,837

(1)
Net income and fully diluted earnings per common unit for the first quarters of 2023 and 2022 include non-cash, asset impairment and related charges of approximately $13 million, or $0.01 per common unit, and $14 million, or $0.01 per common unit, respectively.

(2)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, Adjusted FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to common unitholders included non-cash, mark-to-market (“MTM”) losses on financial instruments used in our commodity hedging activities of $3 million for the first quarter of 2023 compared to $42 million for the first quarter of 2022.

•	Capital investments were $654 million during the first quarter of 2023, which included $570 million for growth capital projects and $84 million of sustaining capital expenditures.

First Quarter 2023 Volume Highlights	Three Months Ended March 31,
	2023	2022
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	7.1	6.5
Marine terminal volumes (million BPD)	2.0	1.6
Natural gas pipeline volumes (TBtus/d)	18.0	16.4
NGL fractionation volumes (MBPD)	1,370	1,317
Propylene plant production volumes (MBPD)	95	105
Fee-based natural gas processing volumes (Bcf/d)	5.5	4.9
Equity NGL-equivalent production volumes (MBPD)	160	180

As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“Enterprise reported a solid first quarter as we benefited from record pipeline transportation and fee-based natural gas processing volumes and near record marine terminal volumes.  In March, our marine terminals handled a record 2.3 million barrels per day of NGL, crude oil, refined products and petrochemical exports,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “Our NGL and natural gas pipeline businesses, as well as our refined products marketing, natural gas marketing and octane enhancement activities reported increased gross operating margin for the first quarter of 2023 compared to the first quarter of last year.  This performance more than offset lower contributions of gross operating margin from our natural gas processing and NGL marketing business, crude oil pipelines and NGL fractionation business.”

“Across our integrated system we continue to see crude oil, natural gas and NGL production growth from the Permian Basin.  Lower natural gas prices, however, are beginning to temper activity and growth in dry natural gas plays such as the Haynesville and Eagle Ford.  Both domestic and international demand for U.S. energy and energy products remains resilient,” said Teague.

“The partnership is on schedule to put approximately $3.8 billion of assets in service in 2023.  In the second quarter, construction of our PDH 2 facility and expansion of the Acadian Gas Pipeline system are scheduled to be completed and begin commissioning activities.  In the second half of the year, we are scheduled to complete construction of our twelfth NGL fractionator in Chambers County, two natural gas processing plants in the Permian Basin (Poseidon in the Midland Basin and Mentone II in the Delaware Basin), and the first phase of the Texas Western products pipeline.  These projects will provide new sources of fee-based cash flow for the partnership and support future distribution growth.”

Review of First Quarter 2023 Results

Enterprise reported total gross operating margin of $2.3 billion for the first quarters of 2023 and 2022.  Below is a review of each business segment’s performance for the first quarter of 2023.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.2 billion for the first quarters of 2023 and 2022.

Gross operating margin from Enterprise’s natural gas processing business and related NGL marketing activities was $326 million for the first quarter of 2023 compared to $415 million for the first quarter of 2022.  Included in gross operating margin for the first quarters of 2023 and 2022 were non-cash, MTM losses related to hedging activities of $14 million and $19 million, respectively.

Gross operating margin from Enterprise’s NGL marketing activities decreased $77 million, primarily due to lower average sales margins and lower sales volumes.

Gross operating margin from Enterprise’s Delaware Basin natural gas processing facilities decreased $21 million, primarily due to lower average processing margins from non-fee based revenues and higher maintenance costs in the quarter.  The partnership’s Midland Basin natural gas processing business, which was acquired as part of the acquisition of Navitas Midstream in February 2022, contributed an $8 million increase in gross operating margin, primarily due to an increase in fee-based processing volumes and equity-NGL equivalent production volumes, which more than offset lower natural gas processing margins and higher operating costs.

Gross operating margin from the partnership’s gas processing facilities in the Rockies increased $15 million, primarily due to higher average processing margins, including the impact of hedging activities, and higher average processing fees.  This was partially offset by the impact of a 25 MBPD combined decrease in equity NGL-equivalent production volumes.

Total fee-based natural gas processing volumes increased 647 MMcf/d to a record 5.5 Bcf/d in the first quarter of 2023 compared to the first quarter of 2022.  The largest contributors to this increase were Enterprise’s Delaware Basin, Midland Basin, and Louisiana and Mississippi gas processing plants.  Equity NGL-equivalent production volumes were 160 MBPD this quarter compared to 180 MBPD for the same quarter last year.

Gross operating margin from the partnership’s NGL pipelines and storage business increased 22 percent, or $124 million to a record $690 million for the first quarter of 2023 compared to the first quarter of 2022.  NGL pipeline transportation volumes increased 11 percent to a record 4.0 million BPD this quarter compared to 3.6 million BPD in the first quarter of last year.

Enterprise’s Eastern ethane pipelines, which includes the ATEX and Aegis pipelines, generated a $30 million increase in gross operating margin this quarter versus the first quarter of last year, primarily due to a combined 25 MBPD increase in transportation volumes and higher average transportation fees.

Gross operating margin from Enterprise Hydrocarbons Terminal (“EHT”) increased $24 million for the first quarter of 2023 compared to the first quarter of 2022, primarily due to a 143 MBPD increase in LPG export volumes.  The partnership’s Morgan’s Point Ethane Terminal reported a $13 million increase in gross operating margin, primarily due to a 39 MBPD, or 24 percent, increase in ethane export volumes to a record 200 MBPD for the first quarter of 2023.  The partnership’s associated Houston Ship Channel pipeline reported a $7 million increase in gross operating margin primarily due to a 188 MBPD increase in transportation volumes.  In total, the partnership’s NGL marine terminal volumes increased 28 percent to a record 824 MBPD for the first quarter of 2023 compared to 642 MBPD for the same quarter in 2022.

Enterprise’s South Texas NGL Pipeline System reported an $18 million increase in gross operating margin, primarily due to higher storage and other fee revenues, a 45 MBPD increase in transportation volumes, and higher average transportation fees.

Gross operating margin from Enterprise’s NGL fractionation business was $196 million for the first quarter of 2023 compared to $244 million for the first quarter of 2022.  The $48 million decrease was primarily due to lower ancillary service revenues and lower average fractionation fees from Enterprise’s NGL fractionation complex in Chambers County, Texas. Total NGL fractionation volumes increased to 1.4 million BPD for the first quarter of 2023 from 1.3 million BPD for the same quarter in 2022.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $397 million for the first quarter of 2023 compared to $415 million for the first quarter of 2022.  Gross operating margin for the first quarter of 2023 includes non-cash, MTM gains of $13 million related to hedging activities compared to non-cash, MTM losses of $31 million included in the first quarter of 2022.  Total crude oil pipeline transportation volumes were 2.3 million BPD this quarter compared to 2.2 million BPD for the same quarter last year.  Total crude oil marine terminal volumes increased to 841 MBPD this quarter from 796 MBPD for the first quarter of last year.

Gross operating margin from Enterprise’s EFS Midstream System decreased $75 million for the first quarter of 2023 compared to the first quarter of 2022, primarily due to lower deficiency revenues as a result of the expiration of minimum volume commitments associated with certain long-term gathering agreements entered into at the time Enterprise acquired the system in July 2015.  The EFS Midstream System will continue to transport volumes produced from dedicated acreage through the remaining term of these agreements.

Enterprise’s share of gross operating margin from the Seaway Pipeline decreased $17 million for the first quarter of 2023 compared to the same quarter in 2022, primarily due to lower average transportation and other fees.  Transportation volumes on the Seaway Pipeline increased 63 MBPD, net to our interest, this quarter compared to the first quarter of last year.

Gross operating margin from the South Texas Crude Oil Pipeline System decreased $11 million, primarily due to lower deficiency revenues and lower average transportation fees.  Transportation volumes decreased 31 MBPD on this pipeline system.

Gross operating margin from our Midland terminal decreased $9 million for the first quarter of 2023 compared to the same quarter in 2022, primarily due to higher operating costs.

Gross operating margin from the partnership’s West Texas Pipeline System increased $44 million for the first quarter of 2023 compared to the same quarter in 2022, primarily due to higher ancillary service and other revenues.

Enterprise’s Midland-to-ECHO Pipeline System, including related marketing activities, reported gross operating margin of $115 million for the first quarter of 2023 compared $101 million for the first quarter of 2022.  The $14 million increase was primarily due to a 63 MBPD, net to our interest, increase in transportation volumes.

Gross operating margin from crude oil marketing activities, excluding Midland-to-ECHO activities, increased $44 million, primarily due to higher non-cash, MTM earnings and higher average sales margins.

Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment increased 43 percent to $314 million for the first quarter of 2023 from $220 million for the first quarter of 2022.  Total natural gas transportation volumes increased to a record 18.0 TBtus/d this quarter compared to 16.4 TBtus/d for the same quarter last year.

On a combined basis, gross operating margin from the partnership’s Jonah Gathering System, Piceance Basin Gathering System, and San Juan Gathering System in the Rocky Mountains increased $29 million this quarter compared to the first quarter of last year, primarily due to higher average gathering fees indexed to regional natural gas prices.  Gathering volumes on these systems decreased a combined 140 BBtus/d for the first quarter of 2023 compared to the first quarter of 2022.

Gross operating margin from the partnership’s Texas Intrastate System increased $18 million for the first quarter of 2023 compared to the first quarter of 2022, primarily due to higher average transportation fees and a 555 BBtus/d increase in transportation volumes.

Gross operating margin from Enterprise’s natural gas marketing business increased $24 million during the first quarter of 2023 compared to the first quarter of 2022, primarily due to higher average sales margins from location price differentials.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $419 million for the first quarter of 2023 compared to $404 million for the first quarter of 2022.  Total segment pipeline transportation volumes were 782 MBPD in the first quarter 2023 compared to 745 MBPD in the first quarter of 2022.  Marine terminal volumes were 321 MBPD this quarter compared to 208 MBPD for the same quarter of last year.

The partnership’s propylene production and related activities reported a $28 million decrease in gross operating margin to $182 million for the first quarter of 2023 compared to the first quarter of 2022, primarily due to lower propylene sales volumes from the Chambers County propylene production facilities.  Total propylene and associated by-product production volumes were 95 MBPD in the first quarter of 2023 compared to 105 MBPD in the first quarter of 2022.  The partnership’s PDH 1 facility was down for approximately 24 days during the first quarter of 2023 for planned major maintenance.

Gross operating margin from the partnership’s octane enhancement and related plant operations increased $25 million for the first quarter of 2023 compared to the same quarter in 2022, primarily due to higher average sales margins.

Gross operating margin from Enterprise’s refined products pipelines and related activities increased $16 million for the first quarter of this year compared to the first quarter of 2022, primarily due to higher sales volumes and average sales margins from refined products marketing activities in addition to higher storage and other fee revenues from the refined products marine terminal in Beaumont, Texas.  Refined product marine terminal volumes at Beaumont increased 132 MBPD this quarter compared to the same quarter last year.

Capitalization

Total debt principal outstanding at March 31, 2023 was $28.9 billion, including $2.3 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content.  At March 31, 2023, Enterprise had consolidated liquidity of approximately $4.0 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.

Capital Investments

Total capital investments were $654 million in the first quarter of 2023, which included $570 million for growth capital projects and $84 million of sustaining capital expenditures.

Our current expectation is for 2023 organic growth capital investments to be in the range of $2.4 billion to $2.8 billion.  We expect sustaining capital expenditures for 2023 will be approximately $400 million.

Conference Call to Discuss First Quarter 2023 Earnings

Enterprise will host a conference call today to discuss first quarter 2023 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems.  The partnership’s assets currently include more than 50,000 miles of pipelines; over 260 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2023	2022	2023
Revenues	$12,444	$13,008	$57,622
Costs and expenses:
Operating costs and expenses	10,757	11,397	50,862
General and administrative costs	57	62	236
Total costs and expenses	10,814	11,459	51,098
Equity in income of unconsolidated affiliates	104	117	451
Operating income	1,734	1,666	6,975
Other income (expense):
Interest expense	(314)	(319)	(1,239)
Other, net	12	3	43
Total other expense, net	(302)	(316)	(1,196)
Income before income taxes	1,432	1,350	5,779
Provision for income taxes	(10)	(19)	(73)
Net income	1,422	1,331	5,706
Net income attributable to noncontrolling interests	(31)	(34)	(122)
Net income attributable to preferred units	(1)	(1)	(3)
Net income attributable to common unitholders	$1,390	$1,296	$5,581
Per common unit data (fully diluted):
Earnings per common unit	$0.63	$0.59	$2.54
Average common units outstanding (in millions)	2,195	2,199	2,197

Supplemental financial data:
Net cash flow provided by operating activities	$1,583	$2,145	$7,477
Cash flows used in investing activities	$637	$3,532	$2,059
Cash flows used in financing activities	$876	$1,125	$5,595
Total debt principal outstanding at end of period	$28,871	$29,801	$28,871

Non-GAAP Distributable Cash Flow (1)	$1,938	$1,837	$7,852
Non-GAAP Adjusted EBITDA (2)	$2,321	$2,257	$9,373
Non-GAAP Adjusted Cash flow from operations (3)	$2,022	$1,954	$8,161
Non-GAAP Free Cash Flow (4)	$908	$(1,427)	$5,264
Non-GAAP Adjusted Free Cash Flow (4)	$1,347	$(1,618)	$5,948
Gross operating margin by segment:
NGL Pipelines & Services	$1,212	$1,225	$5,129
Crude Oil Pipelines & Services	397	415	1,637
Natural Gas Pipelines & Services	314	220	1,136
Petrochemical & Refined Products Services	419	404	1,532
Total segment gross operating margin (5)	2,342	2,264	9,434
Net adjustment for shipper make-up rights (6)	(7)	(6)	(48)
Non-GAAP total gross operating margin (7)	$2,335	$2,258	$9,386

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2023	2022	2023
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,975	3,568	3,807
NGL marine terminal volumes (MBPD)	824	642	768
NGL fractionation volumes (MBPD)	1,370	1,317	1,353
Equity NGL-equivalent production volumes (MBPD) (2)	160	180	177
Fee-based natural gas processing volumes (MMcf/d) (3,4)	5,541	4,894	5,328
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,300	2,198	2,247
Crude oil marine terminal volumes (MBPD)	841	796	800
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	18,023	16,416	17,485
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	95	105	99
Butane isomerization volumes (MBPD)	98	90	110
Standalone DIB processing volumes (MBPD)	152	151	159
Octane enhancement and related plant sales volumes (MBPD) (6)	25	34	37
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	782	745	765
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	321	208	231
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	7,057	6,511	6,819
Natural gas pipeline transportation volumes (BBtus/d)	18,023	16,416	17,485
Equivalent pipeline transportation volumes (MBPD) (8)	11,800	10,831	11,420
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,986	1,646	1,799

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)
Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities.  The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.

(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Chambers County complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2022 by quarter:
First Quarter	$4.96	$0.40	$1.30	$1.59	$1.60	$2.21	$0.63	$0.39
Second Quarter	$7.17	$0.59	$1.24	$1.50	$1.68	$2.17	$0.61	$0.40
Third Quarter	$8.20	$0.55	$1.08	$1.19	$1.44	$1.72	$0.47	$0.28
Fourth Quarter	$6.26	$0.39	$0.79	$0.97	$1.03	$1.54	$0.32	$0.18
2022 Averages	$6.65	$0.48	$1.10	$1.31	$1.44	$1.91	$0.51	$0.31

2023 by quarter:
First Quarter	$3.44	$0.25	$0.82	$1.11	$1.16	$1.62	$0.50	$0.22

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Markit (“IHS”).  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2022 by quarter:
First Quarter	$94.29	$96.43	$96.77	$96.77
Second Quarter	$108.41	$109.66	$109.96	$110.17
Third Quarter	$91.56	$93.41	$93.77	$94.17
Fourth Quarter	$82.64	$83.97	$84.33	$85.50
2022 Averages	$94.23	$95.87	$96.21	$96.65

2023 by quarter:
First Quarter	$76.13	$77.50	$77.74	$79.00

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.66 per gallon during the first quarter of 2023 versus $0.95 per gallon during the first quarter of 2022.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2023	2022
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$1,583	$2,145
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(637)	(3,532)
Cash contributions from noncontrolling interests	4	2
Cash distributions paid to noncontrolling interests	(42)	(42)
FCF (non-GAAP)	$908	$(1,427)
Net effect of changes in operating accounts, as applicable	439	(191)
Adjusted FCF (non-GAAP)	$1,347	$(1,618)

	For the Twelve Months Ended March 31,
	2023	2022
Net cash flow provided by operating activities (GAAP)	$7,477	$8,635
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(2,059)	(5,010)
Cash contributions from noncontrolling interests	9	61
Cash distributions paid to noncontrolling interests	(163)	(166)
FCF (non-GAAP)	$5,264	$3,520
Net effect of changes in operating accounts, as applicable	684	(1,458)
Adjusted FCF (non-GAAP)	$5,948	$2,062

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2023	2022	2023	2022
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$1,583	$2,145	$7,477	$8,635
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	439	(191)	684	(1,458)
Adjusted CFFO (non-GAAP)	$2,022	$1,954	$8,161	$7,177

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2023	2022	2023
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$1,390	$1,296	$5,581
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	567	551	2,261
Cash distributions received from unconsolidated affiliates	119	120	543
Equity in income of unconsolidated affiliates	(104)	(117)	(451)
Asset impairment charges	13	14	52
Change in fair market value of derivative instruments	3	42	39
Deferred income tax expense	3	9	54
Sustaining capital expenditures (1)	(84)	(75)	(381)
Other, net	8	(14)	20
Operational DCF	1,915	1,826	7,718
Proceeds from asset sales and other matters	2	11	113
Monetization of interest rate derivative instruments accounted for as cash flow hedges	21	–	21
DCF (non-GAAP)	$1,938	$1,837	$7,852
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(439)	191	(684)
Sustaining capital expenditures	84	75	381
Other, net	–	42	(72)
Net cash flow provided by operating activities (GAAP)	$1,583	$2,145	$7,477

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2023	2022	2023
Net income (GAAP)	$1,422	$1,331	$5,706
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	546	527	2,175
Interest expense, including related amortization	314	319	1,239
Cash distributions received from unconsolidated affiliates	119	120	543
Equity in income of unconsolidated affiliates	(104)	(117)	(451)
Asset impairment charges	13	14	52
Provision for income taxes	10	19	73
Change in fair market value of commodity derivative instruments	3	42	39
Other, net	(2)	2	(3)
Adjusted EBITDA (non-GAAP)	$2,321	$2,257	$9,373
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(314)	(319)	(1,239)
Deferred income tax expense	3	9	54
Provision for income taxes	(10)	(19)	(73)
Net effect of changes in operating accounts, as applicable	(439)	191	(684)
Other, net	22	26	46
Net cash flow provided by operating activities (GAAP)	$1,583	$2,145	$7,477

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2023	2022	2023
Total gross operating margin (non-GAAP)	$2,335	$2,258	$9,386
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(533)	(514)	(2,126)
Asset impairment charges in operating costs and expenses	(13)	(14)	(52)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	2	(2)	3
General and administrative costs	(57)	(62)	(236)
Total operating income (GAAP)	$1,734	$1,666	$6,975

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2023	2022	2023
Capital investments:
Capital expenditures	$653	$349	$2,268
Cash used for business combinations, net of cash received	–	3,204	–
Investments in unconsolidated affiliates	–	–	1
Other investing activities	1	1	5
Total capital investments	$654	$3,554	$2,274

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2023	2022	2023
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(14)	$(19)	$(47)
Crude Oil Pipelines & Services	13	(31)	14
Natural Gas Pipelines & Services	(2)	(2)	(3)
Petrochemical & Refined Products Services	–	10	(3)
Total mark-to-market impact on gross operating margin	$(3)	$(42)	$(39)